CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 28, 2007, relating to the financial statements and financial highlights which appears in the December 31, 2006 Annual Report to Shareholders of The Gabelli Equity Trust Inc., which is also incorporated by reference in such Registration Statement, and to the use of our report dated April 17, 2007 relating to the financial statement of The Gabelli Healthcare & WellnessRx Trust, which appears in such Registration Statement. We also consent to the references to us under the headings “Audit Committee,” “Experts” and “Independent Registered Public Accounting Firm” in such Registration Statement.
PricewaterhouseCoopers LLP
New York, New York
April 18, 2007